CONSENT OF CHINA COMMERCIAL LAW FIRM

June [20th], 2011

China Internet Café Holdings Group, Inc. and Subsidiaries
Nevada

We hereby consent to the filing and discussion of this opinion in the prospectus and as an exhibit to the Amendment No. 1 to the Registration Statement on Form S-1 (the "S-1/A") and to the use of our name in the prospectus included in the S-1/A. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

廣東華商律師事務所
CHINA COMMERCIAL LAW CO.

執業律師:
LAWYER: ______________

China Commercial Law Firm
14/F, Times Finance Centre
No. 4001 ShenNan Road
Shenzhen, PRC 518048